Exhibit 3.1

ARTICLES OF INCORPORATION

OF

SHIMMICK CONSTRUCTION COMPANY, INC.

I

The name of this corporation is Shimmick Construction Company, Inc.

 II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is Ronald H. Kahn, Esq., 300 Montgomery Street, Suite 1030, San Francisco, California 94104.

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one hundred thousand (100,000). The par value is one dollar ($1.00) per share.

DATED: January 2, 1990
Ronald H. Kahn,
Incorporator

I declare that I am the person who executed the above instrument and that the instrument is my deed and act.

DATED: January 2, 1990
Ronald H. Kahn

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

  The undersigned certify that:

1.           They are the president and secretary, respectively, of Shimmick Construction Company, Inc., a California corporation.

2.           Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

The corporation is authorized to issue only one class of shares of stock, and the total number of shares that the corporation is authorized to issue is one million (1,000,000). The par value is thirty dollars ($30.00) per share.

3.           The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.           The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with § 902, California Corporations Code. The total number of outstanding shares of the corporation is 89,462. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our own knowledge.

Dated this 30th day of September, 2009.

Paul A. Cocotis, President

Scott A. Fairgrieve, Secretary